Exhibit N

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k) and 16a-3(j) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D and Forms 3, 4 and 5, and each amendment thereto, need be filed with respect to the common stock, par value $.01 per share, of Galaxy Nutritional Foods, Inc., and that this Joint Filing Agreement be included as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in counterparts all of which together shall constitute one and the same instrument.

Date: June 12th, 2009

(signature pages follow)

GALAXY PARTNERS, L.L.C.

By:	/s/ Timothy Krieger
Timothy Krieger
Manager

TIMOTHY KRIEGER

/s/ Timothy Krieger
Timothy Krieger

MILL ROAD CAPITAL, L.P.

By:	Mill Road Capital GP LLC,
its General Partner

By:	/s/ Charles M. B. Goldman
Name:	Charles M. B. Goldman
Title:	Management Committee Director

MILL ROAD CAPITAL GP LLC

By:	/s/ Charles M. B. Goldman
Name:	Charles M. B. Goldman
Title:	Management Committee Director

MW1 LLC

By:	/s/ Justin Jacobs
Name:	Justin Jacobs
Title:	Director

ANDROMEDA ACQUISITION CORP.

By:	/s/ Justin Jacobs
Name:	Justin Jacobs
Title:	President

/s/ Thomas E. Lynch
Thomas E. Lynch

/s/ Charles M. B. Goldman
Charles M. B. Goldman

/s/ Scott P. Scharfman
Scott P. Scharfman

/s/ Justin Jacobs
Justin Jacobs

/s/ Richard Antonelli
Richard Antonelli